Exhibit 99
PFIZER REPORTS FIRST-QUARTER 2014 RESULTS

▪	First-Quarter 2014 Reported Revenues(1) of $11.4 Billion

▪	First-Quarter 2014 Adjusted Diluted EPS(2) of $0.57, Reported Diluted EPS(1) of $0.36

▪	Repurchased $1.7 Billion of Common Stock to Date in 2014

▪	Confirmed All Components of Adjusted Financial Guidance
NEW YORK, N.Y., Monday, May 5, 2014 – Pfizer Inc. (NYSE: PFE) reported financial results for first-quarter 2014. At the beginning of fiscal year 2014, the company began managing its commercial operations through a new global commercial structure consisting of three operating segments: the Global Innovative Pharmaceutical segment (GIP)(3); the Global Vaccines, Oncology and Consumer Healthcare segment (VOC)(3); and the Global Established Pharmaceutical segment (GEP)(3). Financial results for each of these segments are presented in the Operating Segment Information section. As a result of the full disposition of Zoetis Inc. (Zoetis) on June 24, 2013, the financial results of the Animal Health business are reported as a discontinued operation in the consolidated statements of income for first-quarter 2013.  Results are summarized below.
OVERALL RESULTS

($ in millions, except per share amounts)	First-Quarter
	2014	2013	Change
Reported Revenues(1)	$ 11,353	$ 12,410	(9%)
Adjusted Income(2)	3,665	3,740	(2%)
Adjusted Diluted EPS(2)	0.57	0.51	12%
Reported Net Income(1)	2,329	2,750	(15%)
Reported Diluted EPS(1)	0.36	0.38	(5%)

REVENUES

($ in millions) Favorable/(Unfavorable)	First-Quarter
	2014	2013	% Change
			Total	Oper.
GEP(3)	$ 5,990	$ 6,861	(13%)	(10%)
GIP(3)	3,076	3,306	(7%)	(4%)
Global Vaccines(3)	925	923	—	2%
Consumer Healthcare(3)	761	811	(6%)	(3%)
Global Oncology(3)	488	456	7%	10%
Other(4)	113	53	*	*
Total	$ 11,353	$ 12,410	(9%)	(6%)

* Calculation not meaningful.

SELECTED TOTAL COMPANY ADJUSTED COSTS AND EXPENSES(2)

($ in millions) (Favorable)/Unfavorable	First-Quarter
	2014	2013	% Change
			Total	Oper.
Cost of Sales(2)	$ 1,986	$ 2,229	(11%)	(6%)
Percent of Revenues(2)	17.6%	18.0%	N/A	N/A
SI&A Expenses(2)	3,020	3,178	(5%)	(3%)
R&D Expenses(2)	1,612	1,618	—	—
Total	$ 6,618	$ 7,025	(6%)	(3%)

Effective Tax Rate(2)	25.0%	26.8%

2014 FINANCIAL GUIDANCE(5)
Pfizer confirms that all components of its adjusted financial guidance issued on January 28, 2014 remain valid. The adjusted financial guidance continues to reflect a full-year contribution from Celebrex in the U.S.

Adjusted Revenues(2)	$49.2 to $51.2 billion
Adjusted Cost of Sales(2) as a Percentage of Adjusted Revenues(2)	19.0% to 20.0%
Adjusted SI&A Expenses(2)	$13.5 to $14.5 billion
Adjusted R&D Expenses(2)	$6.4 to $6.9 billion
Adjusted Other (Income)/Deductions(2)	Approximately $100 million
Effective Tax Rate on Adjusted Income(2)	Approximately 27.0%
Adjusted Diluted EPS(2)	$2.20 to $2.30

Due to the applicability of the UK Takeover Code to our proposed combination with AstraZeneca PLC (AstraZeneca), pending reports from our reporting accountants and financial advisers in accordance with the UK Takeover Code, Pfizer is not currently permitted to confirm or update its 2014 reported diluted EPS(1) guidance in accordance with its customary quarterly practice.  Preparation of these reports is underway. Because Pfizer has recorded a number of charges during first-quarter 2014 relating to the resolution of litigation-related matters, Pfizer's previously-issued 2014 reported diluted EPS(1) guidance is no longer valid. Updated reported diluted EPS(1) guidance will be provided as soon as practicable.
As required by the UK Takeover Code, the Pfizer Responsible Officers(6) confirm that the adjusted financial guidance provided above (i) has been properly compiled based on the same assumptions set out in the adjusted financial guidance issued on January 28, 2014; and (ii) has been prepared in accordance with the accounting policies of Pfizer.

EXECUTIVE COMMENTARY
Ian Read, Chairman and Chief Executive Officer, stated, “We recently implemented our new commercial structure and I see each segment as comprised of an attractive mix of marketed products and new product opportunities with strong management teams and financial discipline.   I believe this new commercial structure and the additional financial transparency for each segment will foster a heightened level of strategic focus and discipline within each business.  The new commercial structure will facilitate appropriate focus and investment, whether in pursuit of developing innovative new products or further strengthening brands with high physician and patient loyalty.  With this new commercial structure, our strategic priorities for the company and our shareholders remain focused on driving innovation, productively allocating capital and enhancing a strong culture of ownership and accountability.”
“Despite continuing revenue challenges due to ongoing product losses of exclusivity and co-promotion expirations, I look forward to the remainder of the year given the strength of our mid- and late-stage pipeline, the continued growth opportunities for our recently launched products as well as opportunities for upcoming product launches.  Within both of our innovative pharmaceutical businesses and our established pharmaceutical segment, I continue to see attractive opportunities to pursue profitable revenue expansion, both organically and through prudent business development,” Mr. Read concluded.
Frank D’Amelio, Chief Financial Officer, stated, “Our financial performance in first-quarter 2014 was in line with our expectations and reflected the continuing impact of product losses of exclusivity, the expiration and near-term termination of certain collaborations and an operating environment that remains challenging. The presentation of financial results for our new commercial structure marks an important step in providing transparency for each of these global segments. We are confirming all components of our 2014 adjusted financial guidance, which reflects our performance to date as well as our confidence in the business going forward. Our 2014 adjusted financial guidance continues to reflect a full-year contribution from Celebrex in the U.S.; if necessary, we will update our financial guidance when we are in a better position to make an informed judgment about the market exclusivity of Celebrex in the U.S. from May 30 through the end of this year. Given our strong operating cash flow, we continue to expect to repurchase approximately $5 billion of our shares this year, with $1.7 billion repurchased through May 2. These repurchases and planned repurchases will more than offset the potential dilution related to employee compensation programs.”
QUARTERLY FINANCIAL HIGHLIGHTS (First-Quarter 2014 vs. First-Quarter 2013)

▪
Reported revenues(1) decreased $1.1 billion, or 9%, which reflects an operational decline of $693 million, or 6%, and the unfavorable impact of foreign exchange of $364 million, or 3%.  The operational decrease was primarily due to the expiration of the co-promotion term of the collaboration agreement for Enbrel in the U.S. and Canada, the ongoing expiration of the Spiriva collaboration in certain countries, the continued

erosion of branded Lipitor in the U.S. and most other developed markets due to generic competition, as well as the loss of exclusivity and subsequent multi-source generic competition for Detrol LA in the U.S. and other product losses of exclusivity in certain markets. Revenues were favorably impacted primarily by the strong operational growth of Lyrica, Xalkori and Inlyta globally, Enbrel outside of the U.S. and Canada, recently launched products, Eliquis and Xeljanz, primarily in the U.S., as well as the contribution from the collaboration with Mylan Inc. to market generic drugs in Japan. In addition, first-quarter 2014 reported revenues(1) included $57 million from the transitional manufacturing and supply agreements with Zoetis.

▪	Revenues were impacted by the following:

–
GEP:  Revenues decreased 10% operationally, primarily due to the loss of exclusivity and subsequent launch of multi-source generic competition for Detrol LA in the U.S. in January 2014 and for Viagra in most major European markets in June 2013, a decline in branded Lipitor revenues in the U.S. and most other developed markets as a result of continued generic competition, as well as the termination of the co-promotion agreement for Aricept in Japan in December 2012. Additionally, in Japan and certain European countries, the co-promotion collaboration for Spiriva is in its final year, which, per the terms of the collaboration agreement, has resulted in a decline in Pfizer’s share of Spiriva revenues; the agreement has terminated in certain other countries, including the U.S. in April 2014. These declines were partially offset by the strong operational performance of Lyrica in Europe as well as the contribution from the collaboration with Mylan Inc. to market generic drugs in Japan.

–
GIP: Revenues declined 4% operationally, primarily due to the expiration of the co-promotion term of the collaboration agreement for Enbrel in the U.S. and Canada on October 31, 2013; for a 36-month period thereafter, Pfizer is entitled to royalty payments that have been and are expected to continue to be significantly less than the share of Enbrel profits prior to the expiration of the co-promotion term of the collaboration agreement, and those royalty payments are and will be included in Other (income)/deductions–net rather than in Revenues. Revenues were also negatively impacted by the loss of exclusivity for Lyrica in Canada in February 2013 and the performance of Champix internationally and Genotropin, primarily in the U.S. These declines were partially offset by strong operational growth from Lyrica, primarily in the U.S. and Japan, Enbrel outside the U.S. and Canada as well as the performance of recently launched products, Eliquis and Xeljanz, primarily in the U.S.

–
Global Vaccines:  Revenues grew 2% operationally due to the performance of Prevnar 13 in the U.S., primarily reflecting government purchasing patterns partially offset by lower demand due to adverse weather conditions in first-quarter 2014. Sales of the Prevenar family were flat internationally on an operational basis, which primarily reflects the timing of purchases by various governments in first-quarter 2014 compared with the year-ago quarter.

–
Consumer Healthcare:  Revenues declined 3% operationally, negatively impacted by a decrease in revenues for respiratory products in the U.S. and Canada due to a less severe cold and flu incidence, and for pain management products in the U.S., primarily due to increased competition resulting from the return to the market of certain competing analgesic brands. These declines were partially offset by operational growth in certain emerging markets.

–
Global Oncology:  Revenues increased 10% operationally, driven by the continued solid uptake of new products, most notably Xalkori and Inlyta globally.  Revenues were negatively impacted by the performance of Sutent in the U.S. and certain emerging markets primarily due to the timing of purchases.

▪
Adjusted cost of sales, adjusted SI&A expenses and adjusted R&D expenses(2) in the aggregate decreased 3% operationally. Overall, they decreased $407 million, or 6%, primarily reflecting the favorable impact of foreign exchange and the benefits of cost-reduction and productivity initiatives, partially offset by investments to support several new product launches.

▪
The effective tax rate on adjusted income(2) declined 1.8 percentage points to 25.0% from 26.8%.  This decline was primarily due to the favorable impact of the resolution in first-quarter 2014 of certain tax positions, pertaining to prior years, primarily with various foreign tax authorities, partially offset by the expiration of the U.S. research and development (R&D) tax credit on December 31, 2013.

▪
The diluted weighted-average shares outstanding declined by 793 million shares, due to the company’s ongoing share repurchase program and the impact of the Zoetis exchange offer, which was completed on June 24, 2013.

▪
In addition to the aforementioned factors, first-quarter 2014 reported earnings were unfavorably impacted by the non-recurrence of income from discontinued operations attributable to the company’s Animal Health business and of the gain associated with the transfer of certain product rights to Pfizer’s joint venture with Zhejiang Hisun Pharmaceuticals Co., Ltd. (Hisun) in China in the year-ago quarter as well as by higher legal charges in first-quarter 2014 compared to last year. Reported earnings were favorably impacted by lower restructuring and asset impairment charges compared to the prior-year quarter. The effective tax rate on reported income(1) was lower in first-quarter 2014 in comparison with the year-ago quarter primarily due to the favorable impact of the resolution in first-quarter 2014 of certain tax positions, pertaining to prior years, primarily with various foreign tax authorities and the non-recurrence of an unfavorable tax impact associated with the aforementioned transfer of certain product rights to Pfizer's joint venture with Hisun in China in the year-ago quarter, partially offset by the expiration of the U.S. R&D tax credit on December 31, 2013.

RECENT NOTABLE DEVELOPMENTS
Product Developments

▪
Prevnar 13/Prevenar 13 (Prevnar 13) -- Pfizer presented detailed results of the Community-Acquired Pneumonia Immunization Trial in Adults (CAPiTA), the landmark study of approximately 85,000 subjects, demonstrating that Prevnar 13 (pneumococcal polysaccharide conjugate vaccine [13-valent, adsorbed]) prevented a first episode of vaccine-type community-acquired pneumonia (CAP) in adults 65 years of age and older. Regarding the study’s primary objective, there were 45.56% fewer first episodes of vaccine-type CAP among Prevnar 13-vaccinated subjects than in subjects who received placebo (p=0.0006). Regarding the study’s secondary objectives, the Prevnar 13 group experienced 45.00% fewer first episodes of non-bacteremic/non-invasive vaccine-type CAP (p=0.0067) and 75.00% fewer first episodes of vaccine-type invasive pneumococcal disease (p=0.0005) compared with the placebo group. The safety profile of Prevnar 13 in this study was consistent with studies previously conducted in adults. The CAPiTA study data will be an important part of any consideration of potential new or updated recommendations for Prevnar 13 in adults. Other key factors also are expected to be taken into consideration, including the current burden of pneumococcal disease in adults.

▪	Xeljanz (tofacitinib)

–
The U.S. Food and Drug Administration (FDA) approved a supplemental New Drug Application (sNDA) to update the label for Xeljanz to include radiographic data from two Phase 3 studies, ORAL Scan and ORAL Start. These studies evaluated the effect of Xeljanz on the progression of structural joint damage. Xeljanz (5 mg tablets) is FDA-approved to treat adults with moderately to severely active rheumatoid arthritis who have had an inadequate response or are intolerant to methotrexate.

–
Pfizer announced positive top-line results from two pivotal Phase 3 clinical trials of tofacitinib in adults with moderate-to-severe chronic plaque psoriasis. The OPT Pivotal #1 and OPT Pivotal #2 studies showed that tofacitinib, as a 5 mg or a 10 mg dose taken as a pill twice-daily, met the primary efficacy endpoints of statistically significant superiority over placebo at week 16 in the proportion of subjects achieving a Physician’s Global Assessment response of “clear” or “almost clear,” and the proportion of subjects achieving at least a 75% reduction in Psoriasis Area and Severity Index, two commonly used measures of efficacy in psoriasis. No new safety signals for tofacitinib were observed in the OPT Pivotal #1 or OPT Pivotal #2 studies. Pfizer intends to submit an sNDA to the FDA seeking approval of tofacitinib 5 mg and 10 mg twice-daily for the treatment of adults with moderate-to-severe chronic plaque psoriasis by early 2015.

▪	Eliquis -- The FDA approved an sNDA for Eliquis for the prophylaxis of deep vein thrombosis, which may lead to pulmonary embolism, in patients who have undergone hip or knee replacement surgery.

Eliquis was previously approved by the FDA to reduce the risk of stroke and systemic embolism in patients with nonvalvular atrial fibrillation.

▪
Lyrica -- Pfizer recently completed two post-marketing studies evaluating Lyrica, one in epilepsy patients with partial-onset seizures and the other in patients with painful diabetic peripheral neuropathy (pDPN) receiving one non-steroidal anti-inflammatory drug for non-pDPN pain. Neither study met its primary endpoint. The trial conducted in epilepsy patients with partial-onset seizures did not demonstrate a statistically significant superior reduction in seizure frequency compared to gabapentin over a 28-day period. The pDPN trial did not demonstrate a statistically significant reduction in pDPN pain for patients treated with Lyrica compared to placebo. The safety profile observed in both studies was consistent with previously reported data.

▪
Celebrex -- The U.S. District Court for the Eastern District of Virginia granted summary judgment invalidating Pfizer's reissue patent (U.S. Patent No. RE44,048), covering methods of treating osteoarthritis and other approved conditions with celecoxib, the active ingredient in Celebrex. Pfizer will appeal the court’s decision once judgment is entered. Several generic drug companies previously filed abbreviated new drug applications with the FDA seeking approval to market their generic forms of celecoxib in the U.S. beginning on May 30, 2014, when Pfizer’s basic Celebrex compound patent (including the six-month pediatric exclusivity period) expires. This is 18 months prior to the December 2, 2015 expiration of the reissue patent (including the six-month pediatric exclusivity period). Since the court’s decision, Pfizer has entered into settlement agreements with certain of those generic drug companies granting them licenses to launch their generic versions of celecoxib in the U.S. beginning in December 2014, or earlier under certain circumstances. Under certain conditions, the licenses may be royalty-bearing through the remaining term of the reissue patent.

▪
Xalkori -- Pfizer announced that PROFILE 1014, a Phase 3 study of Xalkori, an anaplastic lymphoma kinase (ALK) inhibitor, met its primary objective of significantly prolonging progression-free survival (PFS) in previously untreated patients with ALK-positive advanced non-squamous non-small cell lung cancer (NSCLC) compared to standard platinum-based chemotherapy regimens. PROFILE 1014 is the second positive global Phase 3 study that evaluated Xalkori against chemotherapy, a standard of care for patients with advanced NSCLC. Adverse events observed in the trial were consistent with the known safety profile for Xalkori. Xalkori was first approved by the FDA in August 2011 through the accelerated approval program. It was granted regular approval in the U.S. in November 2013 based on the results of PROFILE 1007, a Phase 3 study demonstrating that Xalkori significantly prolonged PFS in previously treated patients with ALK-positive advanced NSCLC compared to single agent chemotherapy.

▪
Inlyta (axitinib) -- Pfizer announced that it has agreed with Merck & Co., Inc., known as MSD outside the United States and Canada (Merck), to explore the therapeutic potential of Merck’s investigational anti-PD-1 antibody, MK-3475, in combination with Pfizer's axitinib. A Phase 1/2 clinical study to be conducted by Pfizer will evaluate the safety and anti-cancer efficacy of the combination of MK-3475 and axitinib in renal cell carcinoma (RCC). This agreement does not provide for any collaboration between Pfizer and Merck following the completion of this study. In the U.S., Inlyta is approved for the treatment of advanced RCC after failure of one prior systemic therapy. Inlyta is also approved by the European Medicines Agency for use in the EU in adult patients with advanced RCC after failure of prior treatment with sunitinib or a cytokine.

▪
Nexium 24HR -- The FDA approved Nexium 24HR (esomeprazole magnesium, delayed-release capsules, 20 mg) for over-the-counter use for the treatment of frequent heartburn in adults 18 years of age and older. Pfizer will continue to work closely with AstraZeneca and retail partners to make Nexium 24HR available to consumers in the U.S. starting on May 27, 2014, with certain other markets in Europe expected to follow this year. In 2012, Pfizer acquired exclusive global rights from AstraZeneca to market non-prescription Nexium.

Pipeline Developments

▪	Palbociclib (PD-0332991)

–
Pfizer announced detailed results from the PALOMA-1 study, a randomized Phase 2 study of palbociclib in combination with letrozole. PALOMA-1 achieved its primary endpoint by significantly prolonging PFS compared with letrozole alone in post-menopausal women with estrogen receptor-positive (ER+), human epidermal growth factor receptor 2-negative (HER2-) locally advanced or metastatic breast cancer. For women treated with the combination of palbociclib plus letrozole, the median PFS was 20.2 months, a statistically significant improvement compared to the 10.2 months of PFS in women who received letrozole alone (HR=0.488 [95% CI: 0.319, 0.748]; p=0.0004). Final results for the secondary efficacy endpoints of duration of treatment and clinical benefit rate demonstrated superiority in the palbociclib plus letrozole arm compared to the letrozole-only arm. Additionally, an initial assessment of overall survival (OS), a secondary endpoint, was performed. Based on the events accrued at the time of final PFS analysis, a median OS of 37.5 months was observed in the combination arm versus 33.3 months for those who received letrozole alone, a difference of 4.2 months (HR=0.813, 95% CI: 0.492, 1.345), which was not statistically significant. A follow-up OS analysis will be conducted following the accrual of additional events. The combination of palbociclib and letrozole was generally well-tolerated and the safety profile of the combination was consistent with previously reported data. Pfizer continues to work with the FDA and other regulatory authorities to define the appropriate regulatory path forward for palbociclib.

–
Pfizer entered into an agreement with Merck to explore the pre-clinical combination of MK-3475 and Pfizer’s investigational therapy, palbociclib.  Merck is conducting these pre-clinical studies. Further studies would depend on the outcome of the ongoing pre-clinical studies as well as subsequent agreement by Merck and Pfizer.

▪
Bococizumab (RN316) -- Pfizer announced the Phase 2b results of a 24-week, randomized, placebo-controlled, dose-ranging study of bococizumab, the proposed generic name for RN316. Statin-treated patients with high cholesterol were randomized to various doses of either bococizumab twice or once monthly subcutaneous administration or placebo. The study met its primary endpoint across all doses, demonstrating that bococizumab significantly reduced low density lipoprotein cholesterol from baseline compared to placebo in adults with high cholesterol also taking statin therapy.  The percentage of patients reporting adverse events or serious adverse events was similar across placebo- and bococizumab-treatment groups. A Phase 3 program, including two cardiovascular outcome studies as well as multiple lipid-lowering studies, was initiated in October 2013, to evaluate the efficacy and safety of bococizumab 150 mg dosed twice monthly.

▪
rLP2086 -- The FDA granted Breakthrough Therapy designation to Pfizer’s vaccine candidate, bivalent rLP2086, currently under investigation for the prevention of invasive meningococcal disease due to Neisseria meningitidis serogroup B in persons 10 to 25 years of age. Pfizer is conducting a global clinical development program for rLP2086, which includes both Phase 2 and Phase 3 trials evaluating more than 20,000 participants, about 14,000 of whom will receive the investigational vaccine. As previously disclosed, Pfizer intends to submit a Biologics License Application to the FDA by mid-2014.

▪
PF-05082566 -- Pfizer announced an agreement with Merck pursuant to which Pfizer will conduct a Phase 1 study to evaluate the safety and tolerability of the combination of MK-3475 and PF-05082566, Pfizer’s investigational, fully humanized monoclonal antibody that stimulates signaling through 4-1BB (CD-137), a protein involved in regulation of immune cell proliferation and survival. This agreement does not provide for any collaboration between Pfizer and Merck following the completion of this study. Pfizer is currently evaluating PF-05082566 in a Phase 1 study as a single agent in multiple tumor types, as well as in combination with rituxumab in non-Hodgkin lymphoma patients.

▪
Dacomitinib -- Pfizer announced top-line results from two Phase 3 studies of dacomitinib in patients with previously treated advanced NSCLC. Neither study met its primary endpoint.  In the ARCHER 1009 trial, dacomitinib did not demonstrate statistically significant improvement in PFS compared with erlotinib, and in the BR.26 trial, dacomitinib did not prolong OS versus placebo.  A third Phase 3 trial, ARCHER 1050, is ongoing and evaluating PFS of dacomitinib in treatment-naïve patients with epidermal growth factor receptor-mutant advanced NSCLC; results are expected in 2015.

▪
ALO-02 -- Pfizer announced top-line results from a Phase 3 study of ALO-02 (oxycodone hydrochloride and naltrexone hydrochloride extended-release capsules) in patients with moderate-to-severe chronic low back pain. In this study, ALO-02 met the primary efficacy endpoint, demonstrating a statistically significant difference from placebo in the mean change in the daily average pain numerical rating scale scores from baseline to the final two weeks of the double-blind treatment period.

▪
Tafamidis -- Pfizer initiated a global Phase 3 program for tafamidis in transthyretin cardiomyopathy (TTR-CM), the first study of its kind in this rare, progressive and universally fatal disease. Tafamidis is approved for the treatment of transthyretin familial amyloid polyneuropathy (TTR-FAP) in the European Union and Japan under the trade name Vyndaqel.

Corporate Developments

▪
Pfizer announced on May 2, 2014 that, having consulted with major shareholders, it submitted a revised written proposal to AstraZeneca to make an offer to combine the two companies. Pfizer hopes that the increased proposal will provide the basis for AstraZeneca to engage with Pfizer and enter into discussions relating to a possible combination of the two companies.

For additional details, see the attached financial schedules, product revenue tables and disclosure notice.

(1)
“Reported Revenues” is defined as revenues in accordance with U.S. generally accepted accounting principles (GAAP).  “Reported Net Income” is defined as net income attributable to Pfizer Inc. in accordance with U.S. GAAP.  “Reported Diluted EPS” is defined as reported diluted EPS attributable to Pfizer Inc. common shareholders in accordance with U.S. GAAP.

(2)
“Adjusted Income” and its components and “Adjusted Diluted Earnings Per Share (EPS)” are defined as reported U.S. GAAP net income(1) and its components and reported diluted EPS(1) excluding purchase accounting adjustments, acquisition-related costs, discontinued operations and certain significant items.  Adjusted Revenues, Adjusted Cost of Sales, Adjusted Selling, Informational and Administrative (SI&A) expenses, Adjusted Research and Development (R&D) expenses and Adjusted Other (Income)/Deductions are income statement line items prepared on the same basis as, and therefore components of, the overall adjusted income measure.  As described under Adjusted Income in the Management’s Discussion and Analysis of Financial Condition and Results of Operations section of Pfizer’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013, management uses adjusted income, among other factors, to set performance goals and to measure the performance of the overall company.  We believe that investors’ understanding of our performance is enhanced by disclosing this measure.  See the accompanying reconciliations of certain GAAP reported to non-GAAP adjusted information for first-quarter 2014 and 2013.  The adjusted income and its components and adjusted diluted EPS measures are not, and should not be viewed as, substitutes for U.S. GAAP net income and its components and diluted EPS.

(3)
For a description of the revenues in each business, see the “Our Strategy––Commercial Operations” sub-section in the Overview of Our Performance, Operating Environment, Strategy and Outlook section of Pfizer's 2013 Financial Report, which was filed as Exhibit 13 to Pfizer's Annual Report on Form 10-K for the year ended December 31, 2013.

(4)
Other includes revenues generated from Pfizer CentreSource, our contract manufacturing and bulk pharmaceutical chemical sales organization, and also includes, in 2014, the revenues related to our transitional manufacturing and supply agreements with Zoetis.

(5)	The 2014 adjusted financial guidance reflects the following:

▪	Does not assume the completion of any business development transactions not completed as of March 30, 2014, including any one-time upfront payments associated with such transactions.

▪	Exchange rates assumed are a blend of the actual exchange rates in effect through March 30, 2014 and the mid-April 2014 exchange rates for the remainder of the year.

▪	Assumes diluted weighted-average shares outstanding of approximately 6.4 billion shares.

▪	Revenues and cost of sales from the transitional manufacturing and supply agreements with Zoetis have been excluded from the applicable Adjusted components of the financial guidance.

(6)
Pfizer Responsible Officers include Ian Read, Chairman and Chief Executive Officer; Frank D'Amelio, Executive Vice President, Business Operations and Chief Financial Officer; and Douglas Lankler, Executive Vice President, General Counsel.

Contacts:	Media		Investors
	Joan Campion	212.733.2798	Chuck Triano	212.733.3901
			Ryan Crowe	212.733.8160

PFIZER INC. AND SUBSIDIARY COMPANIES
CONSOLIDATED STATEMENTS OF INCOME(1)
(UNAUDITED)
(millions, except per common share data)

	First-Quarter		% Incr. /
	2014	2013	(Decr.)
Revenues	$11,353	$12,410	(9)
Costs and expenses:
Cost of sales(2)	2,045	2,263	(10)
Selling, informational and administrative expenses(2)	3,040	3,217	(6)
Research and development expenses(2)	1,623	1,710	(5)
Amortization of intangible assets(3)	1,117	1,219	(8)
Restructuring charges and certain acquisition-related costs	58	131	(56)
Other deductions––net(4)	623	145	*

Income from continuing operations before provision for taxes on income	2,847	3,725	(24)
Provision for taxes on income(5)	582	1,109	(48)
Income from continuing operations	2,265	2,616	(13)
Discontinued operations––net of tax	73	149	(51)
Net income before allocation to noncontrolling interests	2,338	2,765	(15)
Less: Net income attributable to noncontrolling interests	9	15	(40)
Net income attributable to Pfizer Inc.	$2,329	$2,750	(15)

Earnings per common share––basic:
Income from continuing operations attributable to Pfizer Inc. common shareholders	$0.35	$0.36	(3)
Discontinued operations––net of tax	0.01	0.02	(50)
Net income attributable to Pfizer Inc. common shareholders	$0.36	$0.38	(5)

Earnings per common share––diluted:
Income from continuing operations attributable to Pfizer Inc. common shareholders	$0.35	$0.36	(3)
Discontinued operations––net of tax	0.01	0.02	(50)
Net income attributable to Pfizer Inc. common shareholders	$0.36	$0.38	(5)
Weighted-average shares used to calculate earnings per common share:
Basic	6,389	7,187
Diluted	6,476	7,269

*Calculation not meaningful.
See next pages for notes (1) through (5).
Certain amounts and percentages may reflect rounding adjustments.

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)

(1)
The financial statements present the three months ended March 30, 2014 and March 31, 2013. Subsidiaries operating outside the United States are included for the three months ended February 23, 2014 and February 24, 2013.

On June 24, 2013, we completed the full disposition of our Animal Health business, Zoetis Inc. (Zoetis). The operating results of this business are reported as Discontinued operations––net of tax for the three months ended March 31, 2013.
The financial results for the three months ended March 30, 2014 are not necessarily indicative of the results which could ultimately be achieved for the full year.

(2)	Exclusive of amortization of intangible assets, except as discussed in footnote (3) below.

(3)
Amortization expense related to finite-lived acquired intangible assets that contribute to our ability to sell, manufacture, research, market and distribute products, compounds and intellectual property is included in Amortization of intangible assets as these intangible assets benefit multiple business functions. Amortization expense related to intangible assets that are associated with a single function is included in Cost of sales, Selling, informational and administrative expenses or Research and development expenses, as appropriate.

(4)	Other deductions––net includes the following:

	First-Quarter
(millions of dollars)	2014	2013
Interest income(a)	$(92)	$(95)
Interest expense(a)	321	371
Net interest expense	229	276
Royalty-related income(b)	(248)	(63)
Certain legal matters, net(c)	694	(83)
Gain associated with the transfer of certain product rights(d)	—	(490)
Net gains on asset disposals(e)	(181)	(26)
Certain asset impairments and related charges(f)	115	398
Costs associated with the Zoetis IPO(g)	—	18
Other, net	14	115
Other deductions––net	$623	$145

(a)
Interest income decreased in first-quarter 2014 due to lower cash equivalents and investment balances and lower investment returns. Interest expense decreased in first-quarter 2014 primarily due to the benefit of the conversion of some fixed-rate liabilities to floating-rate liabilities.

(b)
Royalty-related income increased in first-quarter 2014 primarily due to royalties earned on sales of Enbrel in the U.S. and Canada after October 31, 2013. On that date, the co-promotion term of the collaboration agreement for Enbrel in the U.S. and Canada expired, and we became entitled to royalties for a 36-month period.

(c)
In first-quarter 2014, primarily includes approximately $620 million for Neurontin-related matters (including off-label promotion actions and antitrust actions) and approximately $50 million for an Effexor-related matter. In first-quarter 2013, primarily includes an $80 million insurance recovery related to a certain litigation matter.

(d)	Represents the gain associated with the transfer of certain product rights to Pfizer's 49%-owned equity-method investment with Zhejiang Hisun Pharmaceuticals Co., Ltd. (Hisun) in China.

(e)	In first-quarter 2014, primarily includes gains on sales of product rights (approximately $70 million) and gains on sales of investments in equity securities (approximately $95 million).

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)

(f)
In first-quarter 2014, virtually all relates to an in-process research and development (IPR&D) compound for the treatment of skin fibrosis. In first-quarter 2013, virtually all relates to developed technology rights for use in the development of bone and cartilage.

(g)	Costs incurred in connection with the initial public offering of an approximate 19.8% ownership interest in Zoetis. Includes expenditures for banking, legal, accounting and similar services.

(5)
The Provision for taxes on income for first-quarter 2014 was favorably impacted by the resolution of certain tax positions, pertaining to prior years, primarily with various foreign tax authorities, and from the expiration of certain statutes of limitations as well as the change in the jurisdictional mix of earnings as a result of operating fluctuations in the normal course of business, partially offset by the expiration of the U.S. research and development (R&D) tax credit on December 31, 2013. The Provision for taxes on income for first-quarter 2013 was unfavorably impacted by the non-deductibility of the goodwill derecognized and the jurisdictional mix of the other intangible assets divested as part of the transfer of certain product rights to our 49%-owned equity-method investment with Hisun in China, largely offset by the change in the jurisdictional mix of earnings as a result of operating fluctuations in the normal course of business, as well as the extension of the U.S. R&D tax credit which was signed into law in January 2013, resulting in the full-year benefit of the 2012 U.S. R&D tax credit and a portion of the 2013 U.S. R&D tax credit being recorded in the first quarter of 2013.

PFIZER INC. AND SUBSIDIARY COMPANIES
RECONCILIATION OF GAAP REPORTED TO NON-GAAP ADJUSTED INFORMATION
CERTAIN LINE ITEMS
(UNAUDITED)
(millions of dollars, except per common share data)

	Quarter Ended March 30, 2014
	GAAP Reported(1)	Purchase Accounting Adjustments	Acquisition-Related Costs(2)	Discontinued Operations	Certain Significant Items(3)	Non-GAAP Adjusted(4)
Revenues	$11,353	$—	$—	$—	$(57)	$11,296
Cost of sales(5)	2,045	69	(6)	—	(122)	1,986
Selling, informational and administrative expenses(5)	3,040	—	—	—	(20)	3,020
Research and development expenses(5)	1,623	—	—	—	(11)	1,612
Amortization of intangible assets(6)	1,117	(1,076)	—	—	—	41
Restructuring charges and certain acquisition-related costs	58	—	(24)	—	(34)	—
Other (income)/deductions––net	623	(1)	—	—	(886)	(264)
Income from continuing operations before provision for taxes on income	2,847	1,008	30	—	1,016	4,901
Provision for taxes on income	582	288	9	—	348	1,227
Income from continuing operations	2,265	720	21	—	668	3,674
Discontinued operations––net of tax	73	—	—	(73)	—	—
Net income attributable to noncontrolling interests	9	—	—	—	—	9
Net income attributable to Pfizer Inc.	2,329	720	21	(73)	668	3,665
Earnings per common share attributable to Pfizer Inc.––diluted	0.36	0.11	—	(0.01)	0.10	0.57

	Quarter Ended March 31, 2013
	GAAP Reported(1)	Purchase Accounting Adjustments	Acquisition-Related Costs(2)	Discontinued Operations	Certain Significant Items(3)	Non-GAAP Adjusted(4)
Revenues	$12,410	$—	$—	$—	$—	$12,410
Cost of sales(5)	2,263	5	(33)	—	(6)	2,229
Selling, informational and administrative expenses(5)	3,217	5	(2)	—	(42)	3,178
Research and development expenses(5)	1,710	1	—	—	(93)	1,618
Amortization of intangible assets(6)	1,219	(1,180)	—	—	—	39
Restructuring charges and certain acquisition-related costs	131	—	(55)	—	(76)	—
Other (income)/deductions––net	145	(50)	—	—	129	224
Income from continuing operations before provision for taxes on income	3,725	1,219	90	—	88	5,122
Provision for taxes on income	1,109	334	26	—	(96)	1,373
Income from continuing operations	2,616	885	64	—	184	3,749
Discontinued operations––net of tax	149	—	—	(149)	—	—
Net income attributable to noncontrolling interests	15	—	—	(6)	—	9
Net income attributable to Pfizer Inc.	2,750	885	64	(143)	184	3,740
Earnings per common share attributable to Pfizer Inc.––diluted	0.38	0.12	0.01	(0.02)	0.03	0.51

See end of tables for notes (1) through (6).
Certain amounts may reflect rounding adjustments.
EPS amounts may not add due to rounding.

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO RECONCILIATION OF GAAP REPORTED TO NON-GAAP ADJUSTED INFORMATION
CERTAIN LINE ITEMS
(UNAUDITED)

(1)
The financial statements present the three months ended March 30, 2014 and March 31, 2013. Subsidiaries operating outside the United States are included for the three months ended February 23, 2014 and February 24, 2013.

On June 24, 2013, we completed the full disposition of our Animal Health business, Zoetis Inc. (Zoetis). The operating results of this business are reported as Discontinued operations––net of tax for the three months ended March 31, 2013.

(2)	Acquisition-related costs include the following:

	First-Quarter
(millions of dollars)	2014	2013
Restructuring charges(a)	$6	$19
Integration costs(a)	18	36
Additional depreciation––asset restructuring(b)	6	35
Total acquisition-related costs––pre-tax	30	90
Income taxes(c)	(9)	(26)
Total acquisition-related costs––net of tax	$21	$64

(a)
Restructuring charges include employee termination costs, asset impairments and other exit costs associated with business combinations. Integration costs represent external, incremental costs directly related to integrating acquired businesses, and primarily include expenditures for consulting and the integration of systems and processes. All of these costs and charges are included in Restructuring charges and certain acquisition-related costs.

(b)
Represents the impact of changes in the estimated useful lives of assets involved in restructuring actions related to acquisitions. Included in Cost of sales for the three months ended March 30, 2014. Included in Cost of sales ($33 million) and Selling, informational and administrative expenses ($2 million) for the three months ended March 31, 2013.

(c)
Included in Provision for taxes on income. Income taxes includes the tax effect of the associated pre-tax amounts and is calculated by determining the jurisdictional location of the pre-tax amounts and applying that jurisdiction’s applicable tax rate.

(3)	Certain significant items include the following:

	First-Quarter
(millions of dollars)	2014	2013
Restructuring charges(a)	$34	$76
Implementation costs and additional depreciation––asset restructuring(b)	100	139
Certain legal matters, net(c)	694	(87)
Gain associated with the transfer of certain product rights(d)	—	(490)
Certain asset impairments and related charges(e)	114	394
Costs associated with the Zoetis IPO(f)	—	18
Income associated with the transitional manufacturing and supply agreements with Zoetis(g)	(8)	—
Other(h)	82	38
Total certain significant items––pre-tax	1,016	88
Income taxes(i)	(348)	96
Total certain significant items––net of tax	$668	$184

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO RECONCILIATION OF GAAP REPORTED TO NON-GAAP ADJUSTED INFORMATION
CERTAIN LINE ITEMS
(UNAUDITED)

(a)	Primarily related to our cost-reduction and productivity initiatives. Included in Restructuring charges and certain acquisition-related costs.

(b)
Primarily relates to our cost-reduction and productivity initiatives. Included in Cost of sales ($74 million), Selling, informational and administrative expenses ($15 million) and Research and development expenses ($11 million) for the three months ended March 30, 2014. Included in Cost of sales ($6 million), Selling, informational and administrative expenses ($40 million) and Research and development expenses ($93 million) for the three months ended March 31, 2013.

(c)
Included in Other deductions––net. In first-quarter 2014, primarily includes approximately $620 million for Neurontin-related matters (including off-label promotion actions and antitrust actions) and approximately $50 million for an Effexor-related matter. In first-quarter 2013, primarily includes an $80 million insurance recovery related to a certain litigation matter.

(d)
Included in Other deductions––net. Represents the gain associated with the transfer of certain product rights to Pfizer's 49%-owned equity-method investment with Zhejiang Hisun Pharmaceuticals Co., Ltd. (Hisun) in China.

(e)
Included in Other deductions––net. In first-quarter 2014, virtually all relates to an IPR&D compound for the treatment of skin fibrosis. In first-quarter 2013, virtually all relates to developed technology rights for use in the development of bone and cartilage.

(f)
Included in Other deductions––net. Costs incurred in connection with the initial public offering of an approximate 19.8% ownership interest in Zoetis. Includes expenditures for banking, legal, accounting and similar services.

(g)	Primarily included in Revenues ($57 million) and Cost of sales ($50 million) for the three months ended March 30, 2014.

(h)	Primarily included in Other deductions––net.

(i)
Included in Provision for taxes on income. Income taxes includes the tax effect of the associated pre-tax amounts and is calculated by determining the jurisdictional location of the pre-tax amounts and applying that jurisdiction’s applicable tax rate. The first quarter of 2013 was unfavorably impacted by the non-deductibility of the goodwill derecognized and the jurisdictional mix of the other intangible assets divested as part of the transfer of certain product rights to our 49%-owned equity-method investment with Hisun in China.

(4)
Non-GAAP Adjusted income and its components and Non-GAAP Adjusted diluted EPS are not, and should not be viewed as, substitutes for U.S. GAAP net income and its components and diluted EPS. Despite the importance of these measures to management in goal setting and performance measurement, Non-GAAP Adjusted income and its components and Non-GAAP Adjusted diluted EPS are Non-GAAP financial measures that have no standardized meaning prescribed by U.S. GAAP and, therefore, have limits in their usefulness to investors. Because of the non-standardized definitions, Non-GAAP Adjusted income and its components and Non-GAAP Adjusted diluted EPS (unlike U.S. GAAP net income and its components and diluted EPS) may not be comparable to the calculation of similar measures of other companies. Non-GAAP Adjusted income and its components and Non-GAAP Adjusted diluted EPS are presented solely to permit investors to more fully understand how management assesses performance.

(5)	Exclusive of amortization of intangible assets, except as discussed in footnote (6) below.

(6)
Amortization expense related to finite-lived acquired intangible assets that contribute to our ability to sell, manufacture, research, market and distribute products, compounds and intellectual property is included in Amortization of intangible assets as these intangible assets benefit multiple business functions. Amortization expense related to intangible assets that are associated with a single function is included in Cost of sales, Selling, informational and administrative expenses or Research and development expenses, as appropriate.

PFIZER INC. AND SUBSIDIARY COMPANIES
OPERATING SEGMENT INFORMATION
(UNAUDITED)
(millions of dollars)

	Quarter Ended March 30, 2014
	GIP(1)	VOC(1)	GEP(1)	Other(2)	Non-GAAP Adjusted(3)	Reconciling Items(4)	GAAP Reported
Revenues	$3,076	$2,174	$5,990	$56	$11,296	$57	$11,353
Cost of sales	415	409	1,025	137	1,986	59	2,045
Selling, informational and administrative expenses	765	531	837	887	3,020	20	3,040
Research and development expenses	394	184	138	896	1,612	11	1,623
Amortization of intangible assets	11	4	25	1	41	1,076	1,117
Restructuring charges and certain acquisition-related costs	—	—	—	—	—	58	58
Other (income)/deductions––net	(276)	(11)	(84)	107	(264)	887	623
Income from continuing operations before provision for taxes on income	1,767	1,057	4,049	(1,972)	4,901	(2,054)	2,847

	Quarter Ended March 31, 2013
	GIP(1)(5)	VOC(1)(5)	GEP(1)(5)	Other(2)	Non-GAAP Adjusted(3)	Reconciling Items(4)	GAAP Reported
Revenues	$3,306	$2,190	$6,861	$53	$12,410	$—	$12,410
Cost of sales	443	430	1,143	213	2,229	34	2,263
Selling, informational and administrative expenses	699	534	1,080	865	3,178	39	3,217
Research and development expenses	307	225	181	905	1,618	92	1,710
Amortization of intangible assets	13	3	21	2	39	1,180	1,219
Restructuring charges and certain acquisition-related costs	—	1	—	(1)	—	131	131
Other (income)/deductions––net	(51)	2	(16)	289	224	(79)	145
Income from continuing operations before provision for taxes on income	1,895	995	4,452	(2,220)	5,122	(1,397)	3,725

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO OPERATING SEGMENT INFORMATION
(UNAUDITED)

(1)
Amounts represent the revenues and costs managed by each of our operating segments: the Global Innovative Pharmaceutical segment (GIP); the Global Vaccines, Oncology and Consumer Healthcare segment (VOC); and the Global Established Pharmaceutical segment (GEP). The expenses generally include only those costs directly attributable to the operating segment. For a description of each operating segment, see the "Our Strategy––Commercial Operations" sub-section in the Overview of Our Performance, Operating Environment, Strategy and Outlook section of Pfizer's 2013 Financial Report, which was filed as Exhibit 13 to Pfizer's Annual Report on Form 10-K for the year ended December 31, 2013.

First-quarter 2014 reflects the following, as compared to first-quarter 2013:

•
GIP––The increase in Selling, informational and administrative expenses reflects increased investment in recently launched brands as well as certain other in-line products, partially offset by the benefits of cost-reduction and productivity initiatives; the increase in Research and development expenses reflects costs associated with recently initiated Phase 3 programs for certain new drug candidates as well as for studies of certain products in potential new indications; and the favorable change in Other (income)/deductions––net primarily reflects an increase in royalty-related income, primarily due to royalties earned on sales of Enbrel in the U.S. and Canada after October 31, 2013. On that date, the co-promotion term of the collaboration agreement for Enbrel in the U.S. and Canada expired, and we became entitled to royalties for a 36-month period.

•	VOC––The decrease in Research and development expenses primarily reflects the completion of certain Phase 3 clinical trials.

•
GEP––The decrease in Selling, informational and administrative expenses is due to lower expenses for field force and administration, reflecting the benefits of cost-reduction and productivity initiatives; the decrease in Research and development expenses is due to lower operating expenses, primarily reflecting the benefits of cost-reduction and productivity initiatives, partially offset by increased spending on biosimilar R&D; and the favorable change in Other (income)/deductions––net primarily reflects gains on sales of product rights.

(2)	Other comprises the revenues and costs included in our Adjusted income components(3) that are managed outside of our three operating segments and includes the following:

	Quarter Ended March 30, 2014
	Other Business Activities
(IN MILLIONS)	PCS(a)	WRD(b)	Medical(c)	Corporate(d)	Other Unallocated(e)	Total
Revenues	$56	$—	$—	$—	$—	$56
Cost of sales	36	—	—	11	90	137
Selling, informational and administrative expenses	3	—	24	851	9	887
Research and development expenses	1	663	6	220	6	896
Amortization of intangible assets	1	—	—	—	—	1
Restructuring charges and certain acquisition-related costs	—	—	—	—	—	—
Other (income)/deductions––net	—	(11)	—	118	—	107
Income from continuing operations before provision for taxes on income	$15	$(652)	$(30)	$(1,200)	$(105)	$(1,972)

	Quarter Ended March 31, 2013
	Other Business Activities
(IN MILLIONS)	PCS(a)	WRD(b)	Medical(c)	Corporate(d)	Other Unallocated(e)	Total
Revenues	$53	$—	$—	$—	$—	$53
Cost of sales	33	—	—	39	141	213
Selling, informational and administrative expenses	3	—	25	829	8	865
Research and development expenses	—	650	4	240	11	905
Amortization of intangible assets	—	—	—	1	1	2
Restructuring charges and certain acquisition-related costs	—	—	—	—	(1)	(1)
Other (income)/deductions––net	—	(2)	—	225	66	289
Income from continuing operations before provision for taxes on income	$17	$(648)	$(29)	$(1,334)	$(226)	$(2,220)

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO OPERATING SEGMENT INFORMATION
(UNAUDITED)

(a)	PCS––the revenues and costs associated with Pfizer CentreSource (PCS), our contract manufacturing and bulk pharmaceutical chemical sales operation.

(b)
WRD––the research and development expenses managed by our Worldwide Research and Development organization (WRD), which is generally responsible for research projects until proof-of-concept is achieved and then for transitioning those projects to the appropriate operating segment for possible clinical and commercial development. This organization also has responsibility for certain science-based and other platform-services organizations, which provide technical expertise and other services to the various R&D projects. WRD is also responsible for facilitating all regulatory submissions and interactions with regulatory agencies, including all safety-event activities.

(c)
Medical––the costs associated with our Pfizer Medical organization (Medical), which is responsible for provision of medical information to healthcare providers, patients and other parties, transparency and disclosure activities, clinical trial results publication, grants for healthcare quality improvement and medical education, partnerships with global public health and medical associations, regulatory inspection readiness reviews, internal audits of Pfizer-sponsored clinical trials and internal regulatory compliance processes.

(d)
Corporate––costs associated with Corporate, representing platform functions (such as worldwide technology, global real estate operations, legal, finance, human resources, worldwide public affairs, compliance, and worldwide procurement) and certain compensation and other corporate costs, such as interest income and expense, and gains and losses on investments.

(e)	Other Unallocated––other unallocated costs, representing overhead expenses associated with our manufacturing and commercial operations not directly attributable to an operating segment.
For information purposes only, for the three months ended March 30, 2014, we estimate that Other costs, in the aggregate and as described above, but excluding (i) the costs associated with PCS; (ii) net interest expense included in Corporate (approximately $245 million in Other (income)/deductions––net); and (iii) net gains on investments not attributable to an operating segment and included in Corporate (approximately $119 million in Other (income)/deductions––net), are generally associated with our operating segments, as follows:

(PERCENTAGES)	GIP	VOC	GEP

Total WRD/Medical costs	50% - 54%	31% - 34%	15% - 17%

Total Corporate/Other Unallocated costs	29% - 32%	22% - 25%	44% - 47%

Total WRD/Medical and Corporate/Other Unallocated costs	37% - 40%	25% - 28%	33% - 36%

Total WRD/Medical and Corporate/Other Unallocated costs, by line item:
Cost of sales	9% - 11%	19% - 21%	67% - 69%
Selling, informational and administrative expenses	27% - 29%	20% - 22%	49% - 53%
Research and development expenses	50% - 54%	31% - 34%	14% - 16%
Other (income)/deductions––net	*	*	*
*Amounts not material. After excluding net interest expense included in Corporate and net gains on investments not attributable to an operating segment and included in Corporate, Other (income)/deductions––net approximates $20 million of income.

The percentages provided in the table above do not purport to reflect additional amounts that each of our operating segments would have incurred had each segment operated as a standalone company during the period presented.

•
WRD/Medical––The information provided in the table above for WRD and Medical was substantially all derived from our estimates of the costs incurred in connection with the research and development projects associated with each operating segment.

•
Corporate/Other Unallocated––The information provided in the table above for Corporate and Other Unallocated was virtually all derived using proportional allocation methods based on global, regional or country revenues or global, regional or country headcount, as well as certain cost metrics, as appropriate, such as those derived from research and development and manufacturing costs. Management believes that the allocations of Corporate and Other Unallocated costs are reasonable.

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO OPERATING SEGMENT INFORMATION
(UNAUDITED)

(3)
These “Adjusted Income” components are defined as the corresponding reported U.S. GAAP components, excluding purchase accounting adjustments, acquisition-related costs and certain significant items. Adjusted Revenues, Adjusted Cost of Sales, Adjusted Selling, Informational and Administrative (SI&A) expenses, Adjusted Research and Development (R&D) expenses, Adjusted Amortization of Intangible Assets and Adjusted Other (Income)/Deductions––Net are income statement line items prepared on the same basis as, and therefore components of, the overall adjusted income measure. As described in the "Management’s Discussion and Analysis of Financial Condition and Results of Operations––Adjusted Income" section of Pfizer’s Annual Report on Form 10-K for the year ended December 31, 2013, management uses adjusted income, among other factors, to set performance goals and to measure the performance of the overall company. We believe that investors’ understanding of our performance is enhanced by disclosing this measure. See the accompanying reconciliations of certain GAAP reported to non-GAAP adjusted information for first-quarter 2014 and 2013. The adjusted income component measures are not, and should not be viewed as, substitutes for the U.S. GAAP component measures.

(4)
Includes costs associated with (i) purchase accounting adjustments; (ii) acquisition-related costs; and (iii) certain significant items, which are substantive, unusual items that are evaluated on an individual basis by management. See the accompanying reconciliations of certain GAAP reported to non-GAAP adjusted information for first-quarter 2014 and 2013.

(5)
As our operations were not managed under the new structure until the beginning of the first quarter of 2014, certain costs and expenses could not be directly attributed to one of the new operating segments. As a result, our operating segment results for the first quarter of 2013 include allocations. The amounts subject to allocation methods in the first quarter of 2013 were approximately $500 million of Selling, informational and administrative expenses (SI&A) and approximately $260 million of Research and development expenses (R&D) and were allocated as follows:

•	The SI&A expenses were allocated using proportional allocation methods based on associated selling costs, revenues or product-specific costs, as applicable.

•	The R&D expenses were allocated based on product-specific R&D costs or revenue metrics, as applicable.
Management believes that these allocations are reasonable.

PFIZER INC.
REVENUES
FIRST QUARTER 2014 and 2013
(UNAUDITED)
(millions of dollars)

		WORLDWIDE				UNITED STATES			TOTAL INTERNATIONAL(a)
		2014	2013	% Change		2014	2013	% Change	2014	2013	% Change
	BUSINESS(b)			Total	Oper.			Total			Total	Oper.
TOTAL REVENUES	ALL	$11,353	$12,410	(9%)	(6%)	$4,275	$4,914	(13%)	$7,078	$7,496	(6%)	(1%)
BIOPHARMACEUTICAL REVENUES:	GEP/GIP/V/O	$10,479	$11,546	(9%)	(6%)	$3,887	$4,517	(14%)	$6,592	$7,029	(6%)	(1%)
Lyrica(c)	GIP/GEP	1,150	1,066	8%	10%	514	438	17%	636	628	1%	5%
Prevnar family	V	927	927	-	2%	471	450	5%	456	477	(4%)	-
Enbrel (Outside the U.S. & Canada)	GIP	914	877	4%	8%	—	—	-	914	877	4%	8%
Celebrex	GEP	624	653	(4%)	(2%)	402	424	(5%)	222	229	(3%)	4%
Lipitor	GEP	457	626	(27%)	(24%)	50	171	(71%)	407	455	(11%)	(7%)
Viagra(d)	GEP/GIP	374	461	(19%)	(17%)	241	245	(2%)	133	216	(38%)	(35%)
Zyvox	GEP	321	342	(6%)	(4%)	165	176	(6%)	156	166	(6%)	(1%)
Norvasc	GEP	278	301	(8%)	(3%)	11	10	10%	267	291	(8%)	(3%)
Sutent	O	268	302	(11%)	(9%)	78	84	(7%)	190	218	(13%)	(10%)
Premarin family	GEP	248	244	2%	3%	228	220	4%	20	24	(17%)	(7%)
BeneFIX	GIP	201	189	6%	8%	92	88	5%	109	101	8%	11%
Vfend	GEP	177	187	(5%)	(2%)	12	17	(29%)	165	170	(3%)	1%
Pristiq	GEP	172	166	4%	7%	134	131	2%	38	35	9%	23%
Genotropin	GIP	166	189	(12%)	(7%)	37	47	(21%)	129	142	(9%)	(3%)
Chantix/Champix	GIP	147	166	(11%)	(9%)	86	87	(1%)	61	79	(23%)	(18%)
Refacto AF/Xyntha	GIP	145	139	4%	4%	30	29	3%	115	110	5%	4%
Xalatan/Xalacom	GEP	119	147	(19%)	(13%)	6	8	(25%)	113	139	(19%)	(12%)
Medrol	GEP	106	113	(6%)	(3%)	43	40	8%	63	73	(14%)	(10%)
Zoloft	GEP	101	116	(13%)	(4%)	13	14	(7%)	88	102	(14%)	(4%)
Zithromax/Zmax	GEP	92	116	(21%)	(17%)	2	4	(50%)	90	112	(20%)	(15%)
Sulperazon	GEP	88	71	24%	25%	—	—	-	88	71	24%	25%
Inlyta	O	88	63	40%	46%	40	35	14%	48	28	71%	83%
Xalkori	O	88	53	66%	69%	40	28	43%	48	25	92%	100%
Rapamune	GIP	88	84	5%	7%	54	49	10%	34	35	(3%)	1%
Relpax	GEP	87	86	1%	2%	53	52	2%	34	34	-	4%
Effexor	GEP	82	105	(22%)	(19%)	26	36	(28%)	56	69	(19%)	(15%)
Fragmin	GEP	81	86	(6%)	(4%)	—	10	(100%)	81	76	7%	9%
Revatio	GEP	76	72	6%	8%	15	14	7%	61	58	5%	8%
Zosyn/Tazocin	GEP	74	87	(15%)	(12%)	36	36	-	38	51	(25%)	(21%)
Tygacil	GEP	74	87	(15%)	(13%)	30	43	(30%)	44	44	-	6%
Cardura	GEP	66	76	(13%)	(8%)	1	1	-	65	75	(13%)	(8%)
Toviaz	GIP	63	52	21%	21%	31	27	15%	32	25	28%	27%
EpiPen	GEP	63	72	(13%)	(12%)	55	62	(11%)	8	10	(20%)	(20%)
Inspra	GEP	61	52	17%	20%	1	1	-	60	51	18%	21%
Xanax/Xanax XR	GEP	59	70	(16%)	(13%)	10	12	(17%)	49	58	(16%)	(12%)
Depo-Provera	GEP	53	37	43%	45%	20	9	122%	33	28	18%	23%
Diflucan	GEP	52	45	16%	20%	2	—	*	50	45	11%	15%
Xeljanz	GIP	52	11	*	*	50	11	*	2	—	*	*
Caduet	GEP	50	56	(11%)	(2%)	5	5	-	45	51	(12%)	(1%)
Somavert	GIP	50	48	4%	4%	11	11	-	39	37	5%	6%
Alliance revenues(e)	GEP/GIP	213	747	(71%)	(71%)	167	635	(74%)	46	112	(59%)	(58%)
All other biopharmaceutical(f)	GIP/GEP/V/O	1,884	2,159	(13%)	(9%)	625	757	(17%)	1,259	1,402	(10%)	(2%)
All other GIP(f)	GIP	145	166	(13%)	(8%)	78	96	(19%)	67	70	(4%)	9%
All other GEP(f)	GEP	1,697	1,959	(13%)	(10%)	520	642	(19%)	1,177	1,317	(11%)	(5%)
All other V/O(f)	V/O	42	34	24%	24%	27	19	42%	15	15	-	9%
OTHER REVENUES:
CONSUMER HEALTHCARE	C	$761	$811	(6%)	(3%)	$345	$378	(9%)	$416	$433	(4%)	1%
OTHER(g)		$113	$53	*	*	$43	$19	*	$70	$34	*	*

*	Indicates calculation not meaningful.
(a)	Total International represents Developed Europe region + Developed Rest of World region + Emerging Markets region. Details for these regions are located on the following page.
(b)
Indicates the business to which the revenues relate. GIP = the Global Innovative Pharmaceutical segment; V= the Global Vaccines business; O= the Global Oncology business; C = the Consumer Healthcare business; and GEP = the Global Established Pharmaceutical segment.

(c)	Lyrica revenues from all of Europe are included in GEP. All other Lyrica revenues are included in GIP.
(d)	Viagra revenues from the U.S. and Canada are included in GIP. All other Viagra revenues are included in GEP.
(e)	Includes Enbrel (GIP, in the U.S. and Canada through October 31, 2013), Spiriva (GEP), Rebif (GIP), Aricept (GEP) and Eliquis (GIP).
(f)	All other GIP, All other GEP and All other V/O are subsets of All other biopharmaceutical revenues.
(g)
Other includes revenues generated from Pfizer CentreSource, our contract manufacturing and bulk pharmaceutical chemical sales organization, and also includes, in 2014, the revenues related to our transitional manufacturing and supply agreements with Zoetis.

Certain amounts and percentages may reflect rounding adjustments.

PFIZER INC.
INTERNATIONAL REVENUES BY GEOGRAPHIC REGION
FIRST QUARTER 2014 and 2013
(UNAUDITED)
(millions of dollars)

		DEVELOPED EUROPE(a)				DEVELOPED REST OF WORLD(b)				EMERGING MARKETS(c)
		2014	2013	% Change		2014	2013	% Change		2014	2013	% Change
	BUSINESS(d)			Total	Oper.			Total	Oper.			Total	Oper.
TOTAL INTERNATIONAL REVENUES	ALL	$2,795	$2,804	—	(3%)	$1,728	$2,032	(15%)	(3%)	$2,555	$2,660	(4%)	3%
BIOPHARMACEUTICAL REVENUES - INTERNATIONAL:	GEP/GIP/V/O	$2,644	$2,668	(1%)	(3%)	$1,643	$1,941	(15%)	(3%)	$2,305	$2,420	(5%)	2%
Lyrica(e)	GIP/GEP	370	340	9%	6%	156	171	(9%)	6%	110	117	(6%)	3%
Prevnar family	V	148	167	(11%)	(14%)	124	144	(14%)	(2%)	184	166	11%	14%
Enbrel (Outside Canada)	GIP	609	556	10%	7%	118	124	(5%)	10%	187	197	(5%)	10%
Celebrex	GEP	34	38	(11%)	(13%)	105	107	(2%)	10%	83	84	(1%)	5%
Lipitor	GEP	73	73	-	(2%)	89	129	(31%)	(23%)	245	253	(3%)	-
Viagra(f)	GEP/GIP	26	93	(72%)	(73%)	32	40	(20%)	(10%)	75	83	(10%)	(6%)
Zyvox	GEP	81	75	8%	5%	29	33	(12%)	2%	46	58	(21%)	(11%)
Norvasc	GEP	26	27	(4%)	(5%)	96	124	(23%)	(12%)	145	140	4%	5%
Sutent	O	105	101	4%	1%	31	33	(6%)	5%	54	84	(36%)	(28%)
Premarin family	GEP	2	2	-	(18%)	7	9	(22%)	1%	11	13	(15%)	(11%)
BeneFIX	GIP	66	57	16%	12%	33	34	(3%)	13%	10	10	-	(1%)
Vfend	GEP	74	71	4%	2%	35	37	(5%)	9%	56	62	(10%)	(6%)
Pristiq	GEP	2	—	*	*	23	23	-	16%	13	12	8%	21%
Genotropin	GIP	62	65	(5%)	(7%)	43	50	(14%)	2%	24	27	(11%)	1%
Chantix/Champix	GIP	24	32	(25%)	(28%)	28	35	(20%)	(9%)	9	12	(25%)	(17%)
Refacto AF/Xyntha	GIP	92	89	3%	-	14	18	(22%)	(6%)	9	3	*	157%
Xalatan/Xalacom	GEP	33	39	(15%)	(18%)	48	58	(17%)	(3%)	32	42	(24%)	(20%)
Medrol	GEP	23	22	5%	2%	8	10	(20%)	(6%)	32	41	(22%)	(17%)
Zoloft	GEP	14	15	(7%)	(6%)	43	55	(22%)	(9%)	31	32	(3%)	7%
Zithromax/Zmax	GEP	16	18	(11%)	(13%)	24	40	(40%)	(29%)	50	54	(7%)	(6%)
Sulperazon	GEP	—	—	-	-	6	7	(14%)	(5%)	82	64	28%	28%
Inlyta	O	24	10	140%	129%	20	18	11%	37%	4	—	*	*
Xalkori	O	21	12	75%	74%	13	10	30%	56%	14	3	*	*
Rapamune	GIP	13	12	8%	-	4	4	-	-	17	19	(11%)	3%
Relpax	GEP	18	17	6%	6%	11	12	(8%)	(1%)	5	5	-	9%
Effexor	GEP	23	24	(4%)	(6%)	11	18	(39%)	(30%)	22	27	(19%)	(13%)
Fragmin	GEP	48	42	14%	11%	18	18	-	11%	15	16	(6%)	3%
Revatio	GEP	42	37	14%	10%	12	13	(8%)	8%	7	8	(13%)	1%
Zosyn/Tazocin	GEP	8	11	(27%)	(31%)	3	3	-	20%	27	37	(27%)	(23%)
Tygacil	GEP	17	16	6%	4%	1	2	(50%)	(18%)	26	26	-	9%
Cardura	GEP	21	22	(5%)	(10%)	20	27	(26%)	(13%)	24	26	(8%)	(2%)
Toviaz	GIP	22	20	10%	8%	7	2	*	*	3	3	-	13%
EpiPen	GEP	—	—	-	-	8	10	(20%)	(20%)	—	—	-	-
Inspra	GEP	43	32	34%	32%	13	14	(7%)	9%	4	5	(20%)	(12%)
Xanax/Xanax XR	GEP	27	27	-	(3%)	7	9	(22%)	(14%)	15	22	(32%)	(24%)
Depo-Provera	GEP	7	6	17%	7%	2	3	(33%)	(9%)	24	19	26%	33%
Diflucan	GEP	13	11	18%	13%	6	8	(25%)	(13%)	31	26	19%	25%
Xeljanz	GIP	1	—	*	*	—	—	-	-	1	—	*	*
Caduet	GEP	3	4	(25%)	(33%)	30	35	(14%)	(1%)	12	12	-	9%
Somavert	GIP	32	30	7%	4%	3	4	(25%)	6%	4	3	33%	20%
Alliance revenues(g)	GEP/GIP	25	28	(11%)	(15%)	13	73	(82%)	(79%)	8	11	(27%)	(23%)
All other biopharmaceutical(h)	GIP/GEP/V/O	356	427	(17%)	(18%)	349	377	(7%)	5%	554	598	(7%)	7%
All other GIP(h)	GIP	—	10	(100%)	-	42	37	14%	39%	25	23	9%	11%
All other GEP(h)	GEP	348	408	(15%)	(16%)	304	337	(10%)	4%	525	572	(8%)	2%
All other V/O(h)	V/O	8	9	(11%)	(8%)	3	3	-	7%	4	3	33%	2%
OTHER REVENUES - INTERNATIONAL	N/A	$151	$136	11%	10%	$85	$91	(7%)	1%	$250	$240	4%	11%

* Indicates calculation not meaningful.

(a)	Developed Europe region includes the following markets: Western Europe, Finland and the Scandinavian countries.

(b)	Developed Rest of World region includes the following markets: Australia, Canada, Japan, New Zealand and South Korea.

(c)
Emerging Markets region includes, but is not limited to, the following markets: Asia (excluding Japan and South Korea), Latin America, the Middle East, Eastern Europe, Africa, Turkey and Central Europe.

(d)
Indicates the business to which the revenues relate. GIP = the Global Innovative Pharmaceutical segment; V= the Global Vaccines business; O= the Global Oncology business; and GEP = the Global Established Pharmaceutical segment.

(e)	Lyrica revenues from all of Europe are included in GEP. All other Lyrica revenues are included in GIP.

(f)	Viagra revenues from Canada are included in GIP. All other international Viagra revenues are included in GEP.

(g)	Includes Enbrel (GIP, in Canada through October 31, 2013), Spiriva (GEP), Aricept (GEP) and Eliquis (GIP).

(h)	All other GIP, All other GEP and All other V/O are subsets of All other biopharmaceutical revenues.
Certain amounts and percentages may reflect rounding adjustments.

DISCLOSURE NOTICE: The information contained in this earnings release and the attachments is as of May 5, 2014. We assume no obligation to update forward-looking statements contained in this earnings release and the attachments as a result of new information or future events or developments.
This earnings release and the attachments contain forward-looking statements about our future operating and financial performance, business plans and prospects, in-line products and product candidates, strategic reviews, capital allocation, business-development plans, and plans relating to share repurchases and dividends, among other things, that involve substantial risks and uncertainties. You can identify these statements by the fact that they use future dates or use words such as “will,” “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “target,” “forecast,” “goal,” “objective,” “aim” and other words and terms of similar meaning. Among the factors that could cause actual results to differ materially from past results and future plans and projected future results are the following:

▪
the outcome of research and development activities, including, without limitation, the ability to meet anticipated clinical trial commencement and completion dates, regulatory submission and approval dates, and launch dates for product candidates, as well as the possibility of unfavorable clinical trial results, including unfavorable new clinical data and additional analyses of existing clinical data;

▪
decisions by regulatory authorities regarding whether and when to approve our drug applications, as well as their decisions regarding labeling, ingredients and other matters that could affect the availability or commercial potential of our products;

▪	the speed with which regulatory authorizations, pricing approvals and product launches may be achieved;

▪
the outcome of post-approval clinical trials, which could result in the loss of marketing approval for a product or changes in the labeling for, and/or increased or new concerns about the safety or efficacy of, a product that could affect its availability or commercial potential;

▪	the success of external business-development activities;

▪
competitive developments, including the impact on our competitive position of new product entrants, in-line branded products, generic products, private label products and product candidates that treat diseases and conditions similar to those treated by our in-line drugs and drug candidates;

▪
the implementation by the FDA of an abbreviated legal pathway to approve biosimilar products, which could subject our biologic products to competition from biosimilar products in the U.S., with attendant competitive pressures, after the expiration of any applicable exclusivity period and patent rights;

▪	the ability to meet generic and branded competition after the loss of patent protection for our products or competitor products;

▪	the ability to successfully market both new and existing products domestically and internationally;

▪	difficulties or delays in manufacturing;

▪	trade buying patterns;

▪	the impact of existing and future legislation and regulatory provisions on product exclusivity;

▪	trends toward managed care and healthcare cost containment;

▪
the impact of the U.S. Budget Control Act of 2011 (the Budget Control Act) and the deficit-reduction actions to be taken pursuant to the Budget Control Act in order to achieve the deficit-reduction targets provided for therein, and the impact of any broader deficit-reduction efforts;

▪
the impact of U.S. healthcare legislation enacted in 2010—the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act—and of any modification or repeal of any of the provisions thereof;

▪
U.S. federal or state legislation or regulatory action affecting, among other things: pharmaceutical product pricing, reimbursement or access, including under Medicaid, Medicare and other publicly funded or subsidized health programs; the importation of prescription drugs from outside the U.S. at prices that are regulated by governments of various foreign countries; direct-to-consumer advertising and interactions with healthcare professionals; and the use of comparative effectiveness methodologies that could be implemented in a manner that focuses primarily on the cost differences and minimizes the therapeutic differences among pharmaceutical products and restricts access to innovative medicines;

▪
legislation or regulatory action in markets outside the U.S. affecting pharmaceutical product pricing, reimbursement or access, including, in particular, continued government-mandated price reductions for certain biopharmaceutical products in certain European and emerging market countries and Japan;

▪
the exposure of our operations outside the U.S. to possible capital and exchange controls, expropriation and other restrictive government actions, changes in intellectual property legal protections and remedies, as well as political unrest and unstable governments and legal systems;

▪	contingencies related to actual or alleged environmental contamination;

▪	claims and concerns that may arise regarding the safety or efficacy of in-line products and product candidates;

▪	any significant breakdown, infiltration, or interruption of our information technology systems and infrastructure;

▪
legal defense costs, insurance expenses, settlement costs, the risk of an adverse decision or settlement and the adequacy of reserves related to product liability, patent protection, government investigations, consumer, commercial, securities, antitrust, environmental and tax issues, ongoing efforts to explore various means for resolving asbestos litigation, and other legal proceedings;

▪	our ability to protect our patents and other intellectual property, both domestically and internationally;

▪	interest rate and foreign currency exchange rate fluctuations, including the impact of possible currency devaluations in countries experiencing high inflation rates;

▪
governmental laws and regulations affecting domestic and foreign operations, including, without limitation, tax obligations and changes affecting the tax treatment by the U.S. of income earned outside of the U.S. that may result from pending and possible future proposals;

▪	any significant issues involving our largest wholesaler customers, which account for a substantial portion of our revenues;

▪	the possible impact of the increased presence of counterfeit medicines in the pharmaceutical supply chain on our revenues and on patient confidence in the integrity of our medicines;

▪
any significant issues that may arise related to the outsourcing of certain operational and staff functions to third parties, including with regard to quality, timeliness and compliance with applicable legal requirements and industry standards;

▪	changes in U.S. generally accepted accounting principles;

▪
uncertainties related to general economic, political, business, industry, regulatory and market conditions including, without limitation, uncertainties related to the impact on us, our customers, suppliers and lenders and counterparties to our foreign-exchange and interest-rate agreements of challenging global economic conditions and recent and possible future changes in global financial markets; and the related risk that our allowance for doubtful accounts may not be adequate;

▪	any changes in business, political and economic conditions due to actual or threatened terrorist activity in the U.S. and other parts of the world, and related U.S. military action overseas;

▪	growth in costs and expenses;

▪	changes in our product, segment and geographic mix;

▪
uncertainties related to a possible combination between Pfizer and AstraZeneca PLC (AstraZeneca), including, without limitation, whether AstraZeneca will engage in discussions with us regarding a possible combination; whether and on what terms we will pursue or consummate any combination with AstraZeneca, including whether the conditions to consummating any such combination will be satisfied; and our ability to realize the anticipated benefits, including operational and financial synergies, potential growth opportunities, tax efficiencies and other benefits, from any such combination; and

▪
the impact of acquisitions, divestitures, restructurings, internal reorganizations, product recalls and withdrawals and other unusual items, including our ability to realize the projected benefits of our cost-reduction and productivity initiatives, including those related to our research and development organization, and of the internal separation of our commercial operations into three, new, global businesses effective January 1, 2014.

A further list and description of risks, uncertainties and other matters can be found in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013 and in our subsequent reports on Form 10-Q, in each case including in the sections thereof captioned “Forward-Looking Information and Factors That May Affect Future Results” and “Item 1A. Risk Factors”, and in our subsequent reports on Form 8-K.
The operating segment information provided in this earnings release and the attachments does not purport to represent the revenues, costs and income from continuing operations before provision for taxes on income that each of our operating segments would have reported had each segment operated as a standalone company during the periods presented.
This earnings release may include discussion of certain clinical studies relating to various in-line products and/or product candidates.  These studies typically are part of a larger body of clinical data relating to such products or product candidates, and the discussion herein should be considered in the context of the larger body of data.

Additional U.S.-Related Information
This document is provided for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell shares of Pfizer or AstraZeneca. Subject to future developments, Pfizer may file a registration statement and/or tender offer documents with the U.S. Securities and Exchange Commission (the “SEC”) in connection with a possible combination between Pfizer and AstraZeneca. Pfizer and AstraZeneca shareholders should read those filings, and any other filings made by Pfizer with the SEC in connection with a possible combination, as they will contain important information. Those documents, if and when filed, as well as Pfizer’s other public filings with the SEC, may be obtained without charge at the SEC’s website at www.sec.gov and at Pfizer’s website at www.pfizer.com.